Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2005

Primary Business Systems, Inc.

(Exact name of registrant as specified in its charter)

Nevada		86-0857752
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of Jurisdiction)		Identification Number)

433 Kitty Hawk Dr., Suite 226, Universal City, Texas		78148
(Address of principal executive offices)		(Postal Code)

Registrant’s telephone number, including area code:  210-658-4675

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement

Primary Business Systems, Inc., a Nevada corporation (“Primary Business” or the “Company”), engaged in the professional employer and leasing business through its subsidiaries, and its Chief Executive Officer and majority shareholder, Patrick Matthews have entered into a Settlement Agreement , dated as of January 31, 2005 with several parties to resolve outstanding claims, judgements and existing litigation.

The Settlement Agreement will, if consummated, result in a change of control of the Company and a distribution of the significant business assets of the Company to Patrick Matthews and his family (the “Mathews Family”).  In effect, the terms and conditions of the Settlement Agreement will “unwind” the transactions entered into by the Company and a former majority shareholder, Pine Services, Inc. consummated with the Matthews Family in November 2002.  Prior to these transaction, the Company had no significant operations.

In November 2002, as reported by the Company in a From 8K dated December 13, 2002, the Company, Pine Services and the Matthews Family consummated a series of transactions (i) which resulted in the Matthews Family selling their family owned business, Primary Business LCC (“Primary LLC”) to the Company in a stock exchange; (ii) resulted in the Company changing its name from Sharecom, Inc. to its current name; and (iii) whereby Primary LLC acquired from Pine Services a majority (approximately 59.7%) of then outstanding common stock of the Company in exchange for a note from the Primary LLC in the principal amount of $550,000.    Further, members of the Matthews Family then became the officers and directors of the Company.

As previously reported by Primary Business, on or about December 23, 2003, Primary LLC filed a lawsuit in 285th District Court, Bexar County, Texas against Pine Services, Inc. and Frank Custable, Jr. alleging, among other claims, common law fraud, violation of the Texas Securities Act, violation of the Texas Deceptive Trades and Practices Act and fraudulent inducement in connection with an Advisory Agreement between the company and the named persons. The defendants were served with this lawsuit but failed to appear in the case or file an answer. On February 6, 2004, upon motion of the Company, the Court entered a default judgment against the defendants in the amount of approximately $4,700,000.00 in actual and punitive damages.  On April 20, 2004, the Court upheld the entry of the default judgement.

In addition, Suburban Capital, a company controlled by Custable had brought suit against the Company claiming a breach of an advisory Agreement entered into between Suburban Capital and Primary Business.  Further, Pine had brought suit against Primary LLC alleging a breach of the purchase agreement and the $550,000 note

Under the terms of Settlement Agreement, the following transactions will occur:

1.                                       The Matthews Family will surrender all of their shares of Primary Business to Primary Business or Pine Services, with Pine Services receiving shares equal to 59% of the outstanding shares of Primary Business;

2.                                       The Matthews Family will receive all of the capital stock of the three subsidiaries of Primary Business, namely, Primary LLC., Primary HR Services LLC and AHJR, Inc. and Primary Business will no longer have any interest in such companies.

3.                                       The Matthews Family will receive an aggregate of $250,000 from Custable and Pine, payable in installments, of which $50,000 has been paid to date; and

4.                                       All members of the Mathews Family will resign as officers and directors of Primary Business

Systems and new officers and directors will be appointed by Pine Services as the majority shareholder

5.                                       The Matthews Family will forgive all debt, in the amount of approximately $593,000 owed to it by the Company .

The Settlement Agreement is subject to numerous closing conditions including, the filing, if required under SEC rules,  of a Preliminary Information Statement and Definitive Information Statement with the SEC in accordance with SEC rules and regulations, distribution of the Definitive Information Statement to the Company’s shareholders, approval of the Board of Directors and majority shareholders of Primary Business and exchange of mutual releases by the parties.  There can be no assurance that the transaction will be completed as described or at all.

The Matthews Family has agreed to vote its shares in favor of the Settlement Agreement and expects to deliver its written consent to the Company within the next few days.  The Company expects to file a Preliminary Information Statement with the SEC within the next 45 days.

Item 9.01.                                              Financial Statement and Exhibits

1.                                       Exhibits:

10.1                           Form of Settlement Agreement dated as of January 4, 2005 by and among Primary Business Systems, Inc., Rick Matthews, Pine Services, Inc., Frank Custable, Jr., Primary Business LLC and Suburban Capital Corporation with Form of Letter modifying execution date to January 31, 2005.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Primary Business Systems, Inc.

/s/Patrick D. Matthews
Name: Patrick D. Matthews
Title: Chairman and President

Date: February 3, 2005